CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Baby Fox International, Inc.
Shanghai, China

Gentlemen:

We consent to use our reports dated October 31, 2007 and April 23, 2008 accompanying the financial statements of Shanghai Baby Fox Fashion Co., Ltd. And Baby Fox International Inc. and Subsidiary contained in the Form S-1 under the Securities Exchange Act of 1933.

/s/ Paritz & Company, P.A.

Hackensack, New Jersey
May 9, 2008